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                                                                     EXHIBIT 4.4


                                                        (CONFORMED)
                                  ECOGEN INC.

                      Certificate of Designations, Rights
                          and Preferences of Series B
                   Convertible Preferred Stock of ECOGEN INC.



     Ecogen Inc., a Delaware corporation (hereinafter called the "Company"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Rights and Preferences and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that, pursuant to Article Fourth of the Amended and Restated Certificate of Incorporation (which authorized 7,500,000 shares of Preferred Stock, $.01 par value, of which no shares of preferred stock are currently issued and outstanding), the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 350,000 shares to be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

     RESOLVED, that each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

     1. Definitions. For purposes hereof the following definitions shall apply:

     "Board" shall mean the Board of Directors of the Company.

     "Commitment Date" shall mean the date immediately prior to the date of original issuance of the Series B Preferred Stock.

     "Common Stock" shall mean the Common Stock, par value $.01, of the Company.

     "Company" shall mean this corporation.

     "Company Conversion Date" shall have the meaning set forth in Paragraph
7(c).
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     "Company Conversion Date Market Price" shall mean an amount that is equal to 75% of the average Market Price for Shares of Common Stock on each of the five trading days immediately preceding the Company Conversion Date.

     "Designated Price" shall mean $20.00 plus all accrued and unpaid dividends, subject to adjustment from time to time as set forth in Section 9 hereof.

     "Holder Conversion Date" shall have the meaning set forth in Paragraph
6(c).

     "Holder Conversion Date Market Price" shall mean an amount that is equal to 80% of the average Market Price for Shares of Common Stock on each of the five trading days immediately preceding the Holder Conversion Date.

     "Junior Stock" shall mean the Common Stock and all other shares of the Company's capital stock, whether presently outstanding or hereafter issued, other than the Series B Preferred Stock; provided, however, the Company may from time to time, without the consent of the holders of the outstanding shares of Series B Preferred Stock, issue additional series of its presently authorized and unissued Preferred Stock which rank pari passu in any or all respects with the Series B. Preferred Stock.

     "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

          (i) So long as the Common Stock is traded on the NASDAQ Stock Market, the last reported bid price at the close of business on the date of valuation;

          (ii) If the Common Stock is no longer traded on the NASDAQ Stock Market but is traded on a national securities exchange, the last sale price on such exchange at the close of business on the date of valuation; and

          (iii) If neither clause (i) or (ii) above applies, the market value as determine by the Board in good faith taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

     "Original Issuance Market Price" shall mean an amount equal to the Market Price for Shares of Common Stock on the Commitment Date.










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     "Redemption Date" shall have the meaning set forth in Paragraph 8(c).

     "Redemption Date Market Price" shall mean an amount that is equal to the Market Price for Shares of Common Stock on the trading day immediately preceding the Redemption Date.

     "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock of the Company, par value $.01 per share.

     2. Dividends. The holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefore, cumulative dividends at the annual rate of $1.60 per share. Dividends shall be payable, at the sole discretion of the Company, in either cash or shares of Common Stock or combination of cash and shares of Common Stock (i) annually on October 31 of each year or (ii) at the time of the Conversion or Redemption (as provided herein) of the shares of the Series B Preferred Stock upon which the dividend is to be paid. If the Company makes any dividend payment in Common Stock, each share of Common Stock shall be valued for this purpose at the Market Price for Shares of Common Stock on the date such dividend is declared or, if the Common Stock is not issued within ten days after the date of declaration, on the last trading date preceding the date such Common Stock is issued. Dividends on the Series B Preferred Stock shall accumulate and accrue from the date of its original issue and shall accrue from day to day thereafter, whether or not earned or declared. Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Junior Stock. The Series B Preferred Stock shall have no right to participate in dividends paid on Junior Stock.

     3.  Liquidation Rights of Series B Preferred Stock.

          (a) Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a sale or other disposition of all or substantially all of the assets of the Company which shall be deemed to be a liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of










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the Junior Stock, an amount equal to the Designated Price, and no more.  If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Series B Preferred Stock on the basis of the number of shares of Series B Preferred Stock held. The Company shall promptly mail written notice of such liquidation, dissolution or winding up, but in any event such notice shall not be less than five days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock.

          (b) Remaining Assets. After the payment or distribution to the holders of the Series B Preferred Stock of the full preferential amounts aforesaid, the holders of the Junior Stock then outstanding shall be entitled to receive all remaining assets of the Company to be distributed.

     4. Merger, Consolidation. If at any time there occurs any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred, the holders of the Series B Preferred Stock then outstanding shall participate in any such transaction as a class with common stockholders on the same basis as if the Preferred Stock had been converted at the Company's election one day prior to the close of such transaction.

     5.  Voting Rights.

          (a) Series B Preferred Stock. Each holder of shares of Series B Preferred Stock shall be entitled to one vote for each share thereof held and shall be entitled to vote on all matters presented to the Company's stockholders for a vote.

          (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.










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     6.  Conversion at the Option of the Holder.  The holders of Series B
Preferred Stock shall have the following conversion rights.

          (a) Holder's Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassable shares of Common Stock, subject to the following limitations: (i) A holder who was issued shares of Series B Preferred Stock directly from the Company may convert (x) up to one third of such shares between 45-89 days from the date of original issuance of the Series B Preferred Stock (the "Closing Date"), (y) up to an aggregate of two thirds of such shares between 90 and 134 days from the Closing Date and (z) all of such shares 135 days from the Closing Date and thereafter; and (ii) A holder who obtained shares other than from an issuance directly by the Company may convert such shares in whole or in part based on the restrictions that attached to such shares at the time of purchase based on subprovisions (x), (y) and (z) above.

          (b) Conversion Price for Holder Converted Shares. The Series B Preferred Stock that is converted into shares of Common Stock at the option of the holder shall be convertible into the number of shares of Common Stock which results from dividing the Designated Price in effect at the time of conversion by the lesser of (i) the Original Issuance Market Price, and (ii) the Holder Conversion Date Market Price.

          (c) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Company, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Company (to the extent the Company has authorized and unissued shares of Common Stock that have not been otherwise reserved) shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series B Preferred Stock to be converted (the "Holder Conversion Date").

     7. Conversion at the Option of the Company. The Company shall have the following conversion rights.

          (a) Company's Right to Convert. Any and all of the shares of Series B Preferred Stock shall be convertible,










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at the option of the Company, into fully paid and nonassesable shares of Common
Stock at any time after September 8, 1996.

          (b) Conversion Price for Company Converted Shares. The Series B Preferred Stock that is converted into shares of Common Stock at the option of the Company shall be convertible into the number of shares of Common Stock which results from dividing the Designated Price in effect at the time of conversion by the lesser of (i) the Original Issuance Market Price, and (ii) the Company Conversion Date Market Price.

          (c) Mechanics of Company Conversion. In the event the Company determines to convert some or all of the Series B Preferred Stock, the Company shall send by certified mail notice of such determination to the record holders of all of the Shares to be converted. The notice shall provide that the conversion shall occur on a date (the "Company Conversion Date") that is at least 45 days after the date such notice was sent by certified mail to the applicable record holders. The holders of the Shares being converted may, at the holder's option, convert their Shares in accordance with Section 6 hereof at any time prior to the Company Conversion Date. On the Company Conversion Date the subject shares of Series B Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion by the Company of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the principal office of the Company. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name and shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the Company Conversion Date.

     8.  Redemption.  The Company shall have the following redemption rights.










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          (a)  Company's Right to Redeem.  Any and all of the shares of Series
B Preferred Stock shall be redeemable at the option of the Company at any time after September 15, 1997, for cash consideration to be paid by the Company to the holder of the redeemed shares of Series B Preferred Stock.

          (b) Redemption Price. The redemption price per share of Series B Preferred Stock shall be calculated by multiplying the Designated Price by the greater of (i) 120%, and (ii) a fraction the numerator of which shall be the Redemption Date Market Price and the denominator of which shall be an amount equal to the lesser of (x) the Original Issuance Market Price for such shares and (y) the Holder Conversion Date Market Price that would have been in effect had the applicable holder chosen to convert on the Redemption Date.

          (c) Mechanics of Redemption. In the event the Company determines to redeem some or all of the Series B Preferred Stock, the Company shall send by certified mail notice of such determination to the record holders of all of the shares to be redeemed. The notice shall provide that the redemption shall occur on a date (the "Redemption Date") that is at least 45 days after the date such notice was sent by certified mail to the applicable record holders. The holders of the shares being redeemed may convert their shares in accordance with Section 6 hereof at any time prior to the Redemption Date. On the Redemption Date the subject shares of Series B Preferred Stock shall be redeemed automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company; provided, however, that the Company shall not be obligated to issue the cash consideration due to the holder upon redemption unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. Upon the occurrence of such redemption by the Company of the Series B Preferred Stock, the holders of such Series B Preferred Stock shall surrender the certificates representing such shares at the principal office of the Company. Thereupon, there shall be promptly issued and delivered to such holder a check payable to the name as shown on such surrendered certificate in the amount of the redemption price as calculated as set forth in Paragraph 8(b).










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     9.  Adjustments; Reorganizations.

          (a) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the Commitment Date effects a subdivision of the outstanding Common Stock, the Designated Price and the Original Issuance Market Price in effect immediately before such subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time, after the Commitment Date combines the outstanding shares of Common Stock into a smaller number of shares, the Designated Price and the Original Issuance Market Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Paragraph 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (b) Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the Commitment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Designated Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Designated Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance of the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Designated Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Designated Price shall be adjusted pursuant to this Paragraph 9(b) as of the time of actual payment of such dividends or distributions.

          (c) Adjustment for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Commitment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount










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of securities of he Company which they would have received had their Series B
Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 9 with respect to the rights of the holders of the Series B Preferred Stock.

          (d) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Commitment Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 9, or a merger, or consolidation, provided for in Section 4), then and in any event each holder of Series B Preferred Stock shall have the right thereafter to convert such Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock in which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

          (e) Reorganizations. If at any time or from time to time after the Commitment Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 9) then, as a part of such reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the holders of the Series B Preferred Stock after the reorganization to the end that the provisions of this Section 9 (including adjustment of the Designated Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

     10. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common










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Stock shall be issuable hereunder.  The number of shares of Common Stock that are issuable hereunder shall be rounded up to the nearest whole share.

     11. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding shares of the Series B Preferred Stock that then may be converted by a holder into shares of Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be reasonably sufficient for such purpose.

     12. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued as Series B Preferred Stock, and all such shares shall be retired and shall return to the status of authorized, unissued and undesignated shares of Preferred Stock.

     13. Amendment and Waiver of Series B Preferred Stock. No amendment to or waiver of the terms relating to the Series B Preferred Stock may be affected unless the Company has obtained the favorable vote or the prior written consent of the holders of 66-2/3% of the Series B Preferred Stock then outstanding.










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     IN WITNESS WHEREOF, Ecogen Inc. has caused this Certificate of
Designation, Rights and Preferences to be signed by John E. Davies, as Chairman of the Board and attested by Richard A. Deak, as Secretary, this 21st day of September, 1995.

                                      ECOGEN INC.



                                      By:  /s/ John E. Davies
                                         ------------------------
                                          Name:  John E. Davies
                                          Title: Chairman of the
                                                 Board

ATTEST:



       /s/ Richard A. Deak
--------------------------
Name:   Richard A. Deak
Title:  Secretary










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